Calculation of Filing Fee Tables
S-8
MESA LABORATORIES INC /CO/
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock, no par value per share	Other	496,000	$ 101.48	$ 50,334,080.00	0.0001381	$ 6,951.14
Total Offering Amounts:						$ 50,334,080.00		$ 6,951.14
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 6,951.14
Offering Note
[1]	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement also covers any additional securities that may be offered or issued pursuant to the Mesa Laboratories, Inc. Amended and Restated 2021 Equity Incentive Plan (the "2021 Plan") as a result of adjustments for stock dividends, stock splits, and similar changes. The Proposed Maximum Offering Price Per Unit Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act based upon the average of the high and low prices of the common stock of Mesa Laboratories, Inc. as quoted on the Nasdaq Stock Market, LLC on May 20, 2026.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources